Filed pursuant to Rule 424(b)(5)

Registration No. 333-252434

Prospectus Supplement

(To Prospectus dated February 25, 2021)

AKSO HEALTH GROUP

37,100,000 American Depositary Shares

Representing 111,300,000 Ordinary Shares

We are offering 37,100,000 of our American depositary shares, or ADSs, each representing three ordinary shares, par value $0.0001 per share, directly to certain institutional investors pursuant to that certain Securities Purchase Agreement, dated March 5, 2024, at a price per ADS of $1.33. In a concurrent private placement, we are also selling to the investors warrants to purchase an aggregate of up to 222,600,000 of our ordinary shares. The warrants are exercisable immediately as of the date of issuance at an exercise price of $0.4933 per ordinary share, or $1.48 per ADS and expire five years from the date of issuance. The warrants and the ordinary shares issuable upon the exercise of the warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus. The warrants and the ordinary shares issuable upon the exercise of the warrants are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

The aggregate market value of our outstanding ordinary held by non-affiliates, or public float, was approximately $276.52 million, which was calculated based on Ordinary Shares outstanding held by non-affiliates and a price per ADS of $2.60, which was the last reported price on the Nasdaq Capital Market of our ADS on February 2, 2024.

Our ADSs are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “AHG.” On March 5, 2024, the closing sale price of our ADSs was $1.23 per ADS.

We expect that delivery of the ADSs being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about March 7, 2024.

The date of this prospectus supplement is March 5, 2024

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ordinary shares or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On January 26, 2021, we filed with the SEC a registration statement on Form F-3 (File No. 333- 252434), as amended, utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on February 25, 2021. Under this shelf registration process, we may, from time to time, issue up to $50 million in the aggregate of ordinary shares and warrants. We may sell up to approximately $50 million of our ADSs in this offering and as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement. Except as specifically stated, we are not incorporating by reference any information submitted under any Report on Form 6-K into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act, into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs unless you are a party to such agreement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “AHG,” the “Company,” “we,” “us” and “our” or similar terms refer to refer to Akso Health Group, a Cayman Islands company and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and our SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all such forward-looking statements by these cautionary statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section, the financial statements and the notes to the financial statements incorporated herein by reference, and the documents that we incorporate by reference herein.

Business Overview

The Company currently operates in healthcare equipment and products trading. Since 2020, we started transitioning from an online loan facilitator into a social e-commerce platform operator in China, offering high-quality and affordable branded products. Since the fourth quarter of 2021, the Company started exploring healthcare equipment and product trading and related healthcare services business. Management expects steady growth of the healthcare segment given management’s intentional allocation of more resources to this segment. In May 2023, the Company entered into a Disposition SPA to dispose the social e-commerce business.

The social e-commerce industry

We were formally known as Hexindai Inc., and used to be engaged in the business of providing online facilitation related services via our consumer lending marketplace in China, facilitating loans to meet the increasing consumption demand of the emerging middle class in China from 2017 to 2019. Hexindai Inc. was a mobile e-commerce and consumer lending platform in China until it disposed of Hexin E-Commerce in December 2020 and changed its name to Xiaobai Maimai Inc. As part of its transition into the social e-commerce platform business, in May 2020, we launched a new form of social e-commerce mobile platform, Xiaobai Maimai App, offering high-quality and affordable branded products. Xiaobai Maimai leverages its cooperation with major domestic e-commerce platforms and services marketplaces as part of its integrated buyer resources to select and source the most desirable goods and services. Xiaobai Maimai rewards customers with a small commission for every purchase, share or recommendation of a product made to friends.

In August 2020, Xiaobai Maimai underwent an upgrade to offer an even wider variety of high-quality products covering food and beverage, wine, cosmetic products, fashion and apparel, entertainment, houseware, home appliances and cost-saving promotions at petrol gas stations nationwide. On Xiaobai Maimai App, customers can easily compare superior products at competitive prices without having to change their shopping preferences or switch between different online merchants. It is also a convenient, one-stop platform for customers to not only save big on daily necessities when they shop online, but also stay informed of the latest promotions with attractive discounts, coupons and rebates on the application. As of June 30, 2022, Xiaobai Maimai had approximately 288,858 active customer accounts (an active customer account refers to a customer account that has made at least one purchase) since its launch. In May 2023, the Company entered into a Disposition SPA to dispose the social e-commerce business.

Healthcare equipment and products trading and radiation oncology service business

Sales of medical devices

Through our operating subsidiaries, Akso Online Meditech and Qingdao Akso, we are mainly specialized in the sales of medical devices both in China and in the United States.

On January 4, 2022, we incorporated Akso Online MediTech in the State of Wyoming and have begun the sale of COVID-19 Rapid Antigen test kits through Akso Online Meditech since March, 2022. Akso Online Meditech has entered into a supply agreement to purchase “iHealth” branded COVID-19 Rapid Antigen test kits from its supplier in Hong Kong and sells these test kits to distributors in the United States.

Since April 2022, the Company has engaged in the sale of medical devices such as defibrillators and anesthesia laryngoscope through its subsidiary, Qingdao Akso, in China. Qingdao Akso purchases these medical devices in bulk from its suppliers and distributes the products to downstream distributors and end-users.

Pursuant to the Regulation on the Supervision and Administration of Medical Devices (2021 Revision) promulgated on January 4, 2000 and came into effect on June 1, 2014 (the “Supervision and Administration of Medical Devices”), which was latest amended on February 9, 2021 and came into effect on June 1, 2021, medical devices are classified into the following three categories based on the degree of risk.

●	“Class I medical devices” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration. As of September 30, 2022, we and our subsidiaries do not sell Class I medical devices.

●	“Class II medical devices” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness. For example, the anesthesia laryngoscope that Qingdao Akso currently may sell are Class II medical devices.

●	“Class III medical devices” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness. For example, the defibrillators Qingdao Akso currently may sell are Class III medical devices.

Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of filing requirement and no pre-approval of authorities is needed. Operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a Class III Medical Device Operation License upon the authorities’ approval. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date.

As of the date of this registration statement, Qingdao Akso has received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the resale of medical devices businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses, a Class II Medical Device Selling Record Certificate and a Class III Medical Device Operation License (as defined below). Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the resale of Class II medical devices are subject to filing administration and will receive a Class II medical device selling record certificate upon satisfaction of filing requirement and no pre-approval of the authorities is needed (the “Class II Medical Device Selling Record Certificate”). Operators engaged in the resale or distribution of Class III medical devices are subject to pre-approval licensing administration and will a receive medical device operation license upon the authorities’ approval (the “Class III Medical Device Operation License”). A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. Qingdao Akso obtained a Class II Medical Device Selling Record Certificate on Feburay 25, 2022 , and a Class III Medical Device Operation License, and such license expired on March 2, 2022.

Revenue attributable to the sales of medical equipment for the fiscal year ended March 31, 2023 was $13.2 million, representing 100% of the Company’s total revenue.

Akso Health’s radiation oncology services business

On September 24, 2021, the Board of Directors approved our new business plan to enter the radiation oncology services market in the U.S. On September 26, 2021, we signed a product purchase agreement with a third-party supplier to purchase equipment for the new cancer therapy and radiation oncology business. The total price of the equipment was approximately US$12.7 million. We prepaid 80% of the purchase price and planned to pay the balance after the equipment was received and installed. In February 2022, affected by the continuous influence of COVID-19 and the global chip shortage, we terminated the purchase agreement and the prepayment for equipment purchase has been refunded. In the future, the Company will develop its cancer therapy and radiation oncology market in the U.S. We plan to open 2 vaccine research centers for AIDS and Covid-19 and 100 radiation oncology centers on the east coast of the U.S. catering to cancer patients at varying stages of treatment. This will include specialized radiation therapy centers for radiotherapy (RT), personalized consultation, conventional treatment planning, and other related services for a wide variety of cancer therapy treatments.

On October 22, 2021, we announced the appointment of Dr. Yingxian Liu as the medical consultant to the Company. Dr. Liu has extensive experience, and is highly respected in the pathology field. We believe Dr. Liu’s insights and guidance will support our mission in assembling the necessary team and infrastructure to build a best-in-class practice that’s scalable and delivers safe and high-quality cancer treatments for our patients. We intend to keep pursuing business opportunities in this sector under the guidance of Dr. Yingxian Liu.

The following diagram illustrates our current corporate structure:

All subsidiaries are 100% wholly owned by the parent, unless otherwise indicated by the percentage on the chart.

Corporate Information

Our principal executive offices are located at Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building, No. 44, Moscow Road, Qianwan Bonded Port Area, Qingdao Pilot Free Trade Zone, China (Shandong). Our telephone number at this address is +86 152 1005 4919. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711. Our telephone number +86 152 1005 4919. We maintain a website http://www.ahgtop.com/en/index.html. that contains information about our Company, though no information contained on our website is part of this prospectus.

Recent Developments

Private Placements

On October 2, 2023, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 35,739,270 units, each Unit consisting of one Ordinary Share of the Company, par value $0.0001 per share and a warrant to purchase one Share with an initial exercise price of $0.48875, or approximately $1.47 per ADS of the Company, at a price of $0.391 per Unit, or approximately $1.17 per ADS for an aggregate purchase price of approximately $14 million (the “October Offering”). On October 17, 2023, the October Offering consummated when all the closing conditions of the SPA have been satisfied and the Company issued the Units to the Purchasers pursuant to the SPA.

On November 16, 2023, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell up to an aggregate of 53,608,910 units, each Unit consisting of one Ordinary Share of the Company, par value $0.0001 per share and a warrant to purchase one Share with an initial exercise price of $0.52875, or approximately $1.59 per ADS, at a price of $0.423 per Unit, or approximately $1.27 per ADS for an aggregate purchase price of approximately $22.68 million (the “November Offering”). On November 21, 2023, the November Offering consummated when all the closing conditions of the SPA have been satisfied and the Company issued the Units to the Purchasers pursuant to the SPA.

On January 17, 2024, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell up to an aggregate of 160,826,730 units, each Unit consisting of one Ordinary Share of the Company, par value $0.0001 per share and a warrant to purchase one Share with an initial exercise price of $$0.4146, or approximately $1.2438 per ADS, at a price of $0.3317 per Unit, or approximately $0.9951 per ADS for an aggregate purchase price of approximately $53.35 million (the “January Offering”). On January 26, 2024, the January Offering consummated when all the closing conditions of the SPA have been satisfied and the Company issued the Units to the Purchasers pursuant to the SPA.

The Offering

Issuer:	Akso Health Group

ADSs offered by us pursuant to this prospectus supplement:	37,100,000 ADSs representing 111,300,000 Ordinary Shares

Offering Price:	$1.33 per ADS

Total Ordinary Shares outstanding before this offering:	328,751,460

Total Ordinary Shares outstanding immediately after this offering (1):	440,051,460

ADSs outstanding before this offering (on an as-converted basis):	109,583,820

ADSs outstanding immediately after this offering (on an as-converted basis) (1):	146,683,820

The ADSs:	Each ADS represents three Ordinary Shares. See “Description of the American Depositary Shares” in the accompanying prospectus.

Concurrent private placement:	In a concurrent private placement, we are selling to the purchasers of ADSs in this offering warrants to purchase up to 200% of the number of our ordinary shares purchased by such investors in this offering, or up to 222,600,000 warrants. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants will be exercisable immediately at an exercise price of $0.4933 per ordinary share, or $1.48 per ADS, and expire five years from the date of issuance. The warrants and the ordinary shares issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. See “Private Placement Transaction and Warrants” beginning on page S-14 of this prospectus supplement.

Use of proceeds:	We estimate the net proceeds to us from this offering will be approximately $49 million after deducting the estimated offering expenses payable to us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Transfer agent and registrar for our Ordinary Shares:	Maples Fund Services (Cayman) Limited.

Depositary:	Citibank, N.A.

Risk factors:	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our securities, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 5 of the accompanying prospectus, and in the other documents incorporated by reference into this prospectus supplement.

Nasdaq Symbol:	“AHG.”

(1)	The number of our ADSs to be outstanding immediately after this offering is based on 328,751,460 Ordinary Shares issued and outstanding as of March 5, 2024 and the 111,300,000 Ordinary Shares to be issued in this offering, and excludes, as of such date:

●	222,600,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement concurrent with this offering.
●	160,826,730 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on January 26, 2024.
●	53,608,910 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on November 21, 2023.
●	35,739,270 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on October 17, 2023.

●	19,020,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on September 17, 2021.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ordinary shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on July 14, 2023, together with all other information contained or incorporated by reference in this prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision.

Risks Related to this Offering and our ADSs

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Future sales of our ADSs, whether by us or our shareholders, could cause our share price to decline

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our ADSs in the public market, the trading price of our ADSs could decline significantly. Similarly, the perception in the public market that our shareholders might sell of our ADSs could also depress the market price of our ADSs. A decline in the price of our ADSs might impede our ability to raise capital through the issuance of additional of our ADSs or other equity securities. In addition, the issuance and sale by us of additional of our ADSs or securities convertible into or exercisable for our ADSs, or the perception that we will issue such securities, could reduce the trading price for our ADSs as well as make future sales of equity securities by us less attractive or not feasible. The sale of ADSs issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Securities analysts may not cover our Ordinary Shares or ADSs and this may have a negative impact on the market price of our ordinary shares

The trading market for our ADSs will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ADSs would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ADSs, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ADSs could decrease and we could lose visibility in the financial markets, which could cause the price and trading volume of our ADSs to decline.

You may experience future dilution as a result of future equity offerings or other equity issuances

We may in the future issue additional ADSs or other securities convertible into or exchangeable for of our ADSs. We cannot assure you that we will be able to sell of our ADSs or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional of our ADSs or other securities convertible into or exchangeable for our ADSs in future transactions may be higher or lower than the price per ADS in this offering.

We have not paid and do not intend to pay dividends on our Ordinary Shares in the foreseeable future. Any return on investment may be limited to the value of our securities.

We have not paid dividends on our ADSs or Ordinary Shares since inception, and do not anticipate paying any dividends on our ADSs or Ordinary Shares in the foreseeable future. Our board of directors has discretion to declare and pay dividends on our ADSs or Ordinary Shares and will make any determination to do so based on a number of factors, such as our operating results, financial condition, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your ADSs after price appreciation, which may never occur, in order to realize a return on your investment. You should not rely on an investment in us if you require dividend income from your investments.

Techniques employed by short sellers may drive down the market price of our ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may in the future be, the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $49 million, after deducting the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company registered in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or other distributions to us and repay their debts to creditors could limit our ability to distribute profits to our shareholders and fulfill our repayment obligations and the PRC tax authorities’ heightened scrutiny over acquisition transactions may have a negative impact on our business operations or our acquisitions or the value of your investment in us.

If we pay any dividends, we will pay such dividends on the shares represented by ADSs to the depositary, and the depositary will pay such dividends to our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

DILUTION

If you invest in our ADSs, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and the net tangible book value per ADS of our ADSs after this offering.”

Our net tangible book value on September 30, 2023 was approximately $5.2 million or $0.23 per ADS. “Net tangible book value” is total assets minus the sum of liabilities, intangible assets, and non-controlling interests. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of our ADSs of approximately $49 million in this offering at an offering price of $1.33 per ADS, and after deducting the estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $54.6 million, or approximately $0.91 per ADS. This represents an immediate increase in net tangible book value of $0.68 per ADS to our existing shareholders and an immediate decrease in net tangible book value of $0.42 per ADS to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering on an actual basis,  and on a pro forma basis to give further effect to the issuance and sale of 37,100,000 ADSs at the offering price of $1.33 per ADS, after deducting expenses and estimated offering expenses payable by us:

	Actual	Pro Forma,
Offering price per ADS	$1.33	$1.33
Net tangible book value per ADS as of September 30, 2023	$0.23	$0.23
Dilution in net tangible book value per ADS attributable to new investors	$1.24	$0.42

Net tangible book value per ADS after giving effect to this offering	$0.09	$0.91

(Decrease) Increase per ADS to existing investors	$(0.14)	$0.68

The above discussion and table are based on 68,598,050 Ordinary Shares outstanding as of September 30, 2023 and exclude:

●	222,600,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement concurrent with this offering.

●	160,826,730 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on January 26, 2024.

●	53,608,910 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on November 21, 2023.

●	35,739,270 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on October 17, 2023.

●	19,020,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on September 17, 2021.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options or other awards under our stock incentive plan or issue additional warrants, or we issue additional ordinary shares in the future, there may be further dilution.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

●	on an actual basis;; and

●	on a pro forma to give further effect to the issuance and sale of 37,100,000 ADSs at the offering price of $1.33 per ADS, after deducting expenses and estimated offering expenses payable by us.

●	The table does not include any outstanding options granted to employees and consultants.

	September 30, 2023
	Actual	Pro Forma
	US$“000”	US$“000”
Equity
Ordinary Shares	6,977	18,107
Additional paid-in capital	71,021,898	120,353,768
Accumulated other comprehensive income	(3,988,370)	(3,988,370)
Accumulated deficit	(57,925,257)	(57,925,257)
Accumulated other comprehensive loss	(3,891,840)	(3,891,840)
Non-controlling interests	108,065	108,065
Total equity	5,331,473	54,674,473
Total capitalization	5,331,473	54,674,473

The above discussion and table are based on 68,598,050 Ordinary Shares outstanding as of September 30, 2023 and exclude:

●	222,600,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement concurrent with this offering.

●	160,826,730 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on January 26, 2024.

●	53,608,910 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on November 21, 2023.

●	35,739,270 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on October 17, 2023.

●	19,020,000 Ordinary Shares issuable upon exercise of the warrants offered in a private placement closed on September 17, 2021.

DESCRIPTION OF OUR SECURITIES WE ARE OFFERING

We are offering 37,100,000 ADSs pursuant to this prospectus supplement and the accompanying prospectus. The material terms and provisions of our ordinary shares and ADSs are described under the caption “Description of Share Capital” and “Description of the American Depositary Shares” beginning on pages 15 and 25 of the accompanying prospectus, respectively.

PRIVATE PLACEMENT TRANSACTION OF WARRANTS

Concurrently with the sale of ADSs in this offering, we shall issue and sell to the investors in this offering warrants to purchase up to an aggregate of 222,600,000 Ordinary Shares at an exercise price equal to $0.4933 per ordinary share, or $1.48 per ADS and expire five years from the date of issuance.

If, at any time while the Warrants are outstanding, (i) we, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) we, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding ordinary shares, (iv) we, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires more than fifty percent (50%) of the outstanding ordinary shares (each a “Fundamental Transaction”), then, upon any subsequent exercise of the Warrants, the holder shall have the right to receive, for each warrant share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of ordinary shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of ordinary shares for which the Warrants are exercisable immediately prior to such Fundamental Transaction.

If, at any time while the Warrants are outstanding, we (i) pay a stock dividend or otherwise make a distribution or distributions on our ordinary shares or any other equity or equity equivalent securities payable in ordinary shares, (ii) subdivide our outstanding ordinary shares into a larger number of shares, (iii) combine our outstanding ordinary shares into a smaller number of shares or (iv) issue by reclassification of our ordinary shares any of our capital stock, then in each case the exercise price of the Warrant shall be multiplied by a fraction of which the numerator shall be the number of shares of ordinary shares outstanding immediately before such event and of which the denominator shall be the number of ordinary shares outstanding immediately after such event, and the number of shares issuable upon exercise of the Warrants shall be proportionately adjusted such that the aggregate exercise price of the Warrants shall remain unchanged..

The Warrants and the ordinary shares issuable upon exercise of the Warrants will be issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the investors may exercise the Warrants and sell the underlying ordinary shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

PLAN OF DISTRIBUTION

We negotiated the price for the securities offered in this offering with the investors. The factors considered in determining the price included the recent market price of our ADSs, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

We entered into securities purchase agreements directly with investors on March 5, 2024, and we will only sell to investors who have entered into a securities purchase agreements.

We expect to deliver the securities being offered pursuant to this prospectus supplement on or about March 7, 2024, subject to customary closing conditions.

After deducting our estimated offering expenses, we expect the net proceeds from this offering to be approximately $49 million.

Listing

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AHG.”

LEGAL MATTERS

Certain legal matters governed by the laws of the Cayman Islands with respect to the validity of the offered securities will be passed upon for us by Maples and Calder (Hong Kong) LLP, Hong Kong. Certain legal matters governed by the laws of New York will be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2023 and March 31, 2022 have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2021 have been audited Wei, Wei & Co., LLP an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2023, filed with the SEC on July 14, 2023;

●	the Company’s Reports on Form 6-K, filed with the SEC on October 2, 2023, October 18, 2023, November 17, 2023, November 22, 2023, January 3, 2024, January 22, 2024, and January 29, 2024; and

●	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 000-38245), filed with the SEC on October 16, 2017, and any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building, No. 44, Moscow Road, Qianwan Bonded Port Area, Qingdao Pilot Free Trade Zone, China (Shandong).

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://www.ahgtop.com/en/index.html. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROSPECTUS

Xiaobai Maimai Inc.

Up to US$50,000,000
Ordinary Shares

Ordinary Shares in the Form of American Depositary Shares
Warrants

We may, from time to time, in one or more offerings, offer and sell up to US$50,000,000 of any combination, together or separately, of our ordinary shares, par value US$0.0001 per share, ordinary shares in the form of American Depositary Shares, or ADSs, warrants, or any combination thereof as described in this prospectus. Each ADS represents three ordinary shares. The warrants may be exercisable for ordinary shares. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our outstanding ordinary shares held by non-affiliates remains below US$75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our ADSs are listed on The NASDAQ Global Market, or NASDAQ, under the symbol “HX.” On February 22, 2021, the last reported sale price of the ADSs on NASDAQ was US$2.69 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 5 of this prospectus and risk factors set forth in our most recent Annual Report on Form 20-F and in other reports incorporated herein by reference. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of US$50,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

In addition, this prospectus and any accompanying prospectus supplement do not contain all the information set forth in the registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

In this prospectus, unless otherwise indicated or the context otherwise requires,

●	“Active Mobile Buyers” as of a specified date, refer to the number of (i) users that have placed at least one order on our platform, and (ii) users that have been referred by us to third-party e-commerce platforms, and placed at least one order on such platform;

●	“ADSs” refers to American depositary shares, each of which represents three of our ordinary shares;

●	“Xiaobai Maimai” “we,” “us,” “our company”, “the Company” and “our” refer to Xiaobai Maimai Inc., its subsidiaries and its consolidated affiliated entities;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

●	“Monthly Mobile Active Users” refer to the number of user accounts that visit our platform during a given month;

●	“Renminbi” or “RMB” refers to the legal currency of China;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information.

We incorporate by reference into this prospectus the following documents:

●	Our annual report on Form 20-F for the fiscal year ended March 31, 2020, filed with the SEC on August 14, 2020;

●	Our current report on Form 6-K furnished with the SEC on September 4, 2020, September 28, 2020, November 6, 2020, December 17, 2020, December 21, 2020, and December 30, 2020, respectively;

●	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 000-38245), filed with the SEC on October 16, 2017, and any amendment or report filed for the purpose of updating such description;

●	Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	Any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed with the SEC on August 14, 2020 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Xiaobai Maimai Inc.
Room 515, Floor 5 Jia No. 92-4 to 24 Jianguo Road
Chaoyang District, Beijing 100020
People’s Republic of China
Tel: +86 10 5370 9902
Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that relate to our current expectations and views of future events. Our forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions, although not all forward-looking statement contain these words. Forward-looking statements include, but are not limited to, statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the online retail and social e-commerce industry in China;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with our members, users, suppliers, third-party merchants, other partners, including other social e-commerce platforms and service marketplaces;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	the development of COVID-19 in the PRC and globally; and

●	assumptions underlying or related to any of the foregoing.

We would like to caution you not to place undue reliance on forward-looking statements and you should read these statements in conjunction with the cautionary statements included in this prospectus and in “Item 3. Key Information—D. Risk Factors” section in our most recent annual report on Form 20-F incorporated by reference herein. Those risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We were incorporated in the Cayman Islands as Hexindai Inc. in April 2016. We had conducted our online consumer lending business through our marketplace lending platform since March 2014. On November 3, 2017, our ADSs commenced trading on the NASDAQ Global Market under the symbol “HX.” Due to regulatory changes and the impact on the online lending information intermediaries, we had ceased to offer new loans for online investors’ subscription since November 2019.

In May 2020, we launched Xiaobai Maimai, a social e-commerce platform offering high-quality and affordable branded products. We cooperate with major domestic e-commerce platforms and service marketplaces to select and source goods and services, and reward users with a small commission for every purchase, share or recommendation of a product made to friends. Under this cooperation model, we provide hyperlinks and refer users to other mainstream e-commerce platforms and service marketplaces. Sales promotions, such as coupons, discounts or rebates, are available to purchase orders that are referred through our platform. In August 2020, we launched the upgraded version of Xiaobai Maimai, which offers a wide variety of high-quality products covering food and beverage, wine, cosmetic products, fashion and apparel, entertainment, housewares, home appliances and cost-saving promotions at petrol gas stations nationwide. On the shopping application, consumers can easily compare these superior products at competitive prices without having to change their shopping preferences or switch between different online merchants. It is also a convenient, one-stop platform for consumers to not only save big on daily necessities when they shop online, but also stay informed of the latest promotions with attractive discounts, coupons and rebates on the application. We operate our social e-commerce platform Xiaobai Maimai through our VIE Hexin Digital Technology Co., Ltd., or Hexin Digital. Since 2020, Hexin Digital has been a standing committee member of the Social E-commerce Branch of the China Association of Trade in Services, the sole national non-profit organization for trade in services in China.

We amended the ratio of ADS representing our ordinary shares from one (1) ADS representing one (1) ordinary share to one (1) ADS representing three (3) ordinary shares, effective as of August 24, 2020. The change in the ADS ratio has the same effect as a one-for-three reverse ADS split. There was no change to our ordinary shares in connection with the change of ADS ratio.

On December 16, 2020, our wholly-owned subsidiary, Beijing Hexin Yongheng Technology Development Co., Ltd. (“Hexin Yongheng”), Kuaishangche Automobile Leasing Co., Ltd. (“Kuaishangche”), a company not directly associated with the Company but controlled by Mr. An, our chief executive officer and the chairman of our board of directors and the owner of Kuaishangche, Hexin E-Commerce Co., Ltd. (“Hexin E-Commerce”), which was our consolidated variable interest entity, and individual shareholders of Hexin E-Commerce entered into an assignment and assumption agreement (the “Assignment Agreement”). Pursuant to the Assignment Agreement, Hexin Yongheng assigned and transferred to Kuaishangche the control over Hexin E-Commerce, in exchange for cash consideration of RMB 5 million (approximately US$ 0.7 million) (the “Disposition”). The Disposition was closed on December 30, 2020. As a result of the Disposition, Kuaishangche has become the primary beneficiary of and controls Hexin E-Commerce, and has assumed all assets and liabilities of Hexin E-Commerce and subsidiaries owned or controlled by Hexin E-Commerce, excluding any rights, titles, interests or claims that Hexin E-Commerce may have in Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (“Wusu Company”), which remains as our consolidated variable interest entity. Upon the closing of the Disposition, we ceased to conduct the Peer-to-Peer lending business.

Our shareholders approved the change of our name to “Xiaobai Maimai Inc.” to reflect our business transition on December 16, 2020. We launched our social e-commerce platform in May 2020 as a new business line for business transition, and we will continue to develop and invest in our platform to take advantage of China’s fast-growing e-commerce industry. Since the launch of our social e-commerce platform, we have seen encouraging growth in a number of operating metrics, including transaction volume, Monthly Mobile Active Users and Active Mobile Buyers . For the three months ended September 30, 2020, the number of average Monthly Mobile Active Users was 68,750, and as of September 30, 2020, the number of Active Mobile Buyers was 108,039. Although our e-commerce business is still in the early stages of development, where further investment is required, we are proactively executing our strategies to tap into the emerging group-buying communities and exploring other opportunities in China’s fast-growing e-commerce industry, such as live streaming e-commerce.

On January 1, 2021, we obtained control and became the primary beneficiary of Beijing Hexin Jiuding Technology Co., Ltd., or Hexin Jiuding, by entering into a series of contractual arrangements with Hexin Jiuding and Hexin Fengze Asset Management (Beijing) Co., Ltd., or Hexin Fengze, the shareholder of Hexin Jiuding and a wholly-owned subsidiary of Hexin Jinke Group Co., Ltd.

Our principal executive offices are located at Room 515, Floor 5, Jia No. 92-4 to 24 Jianguo Road, Chaoyang District, Beijing 100020, the People’s Republic of China. Our telephone number at this address is +86 10 5370 9902. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104. Our website address is ir.xiaobaimaimai.com. The information contained on, or that can be accessed through our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC.

RISK FACTORS

Investing in the ADSs involves risk. Before investing in any securities that may be offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended March 31, 2020, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

In addition to the risk factors referenced above, as described in our most recent annual report on Form 20-F, we want to disclose the additional risk factors below.

The limited operating history of our social e-commerce platform makes it difficult to evaluate our business and prospects.

We launched our social e-commerce platform in May 2020 as a new business line and have a limited operating history in the social e-commerce industry. Prior to our transition into a social e-commerce platform, we operated a consumer lending platform in China. Therefore, our historical performance may not be indicative of our future growth or financial results. We cannot assure you that our business, results of operations and financial condition will be able to grow, or that we can avoid any decline in our business, results of operations and financial condition in the future. Our business, results of operations and financial condition may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models, changes in rules, regulations, government policies with respect to our industry or general economic conditions in China. In addition, our social e-commerce platform, from which we expect to generate substantially all of our revenues in the future, is a newly launched initiative and may not grow as quickly as we anticipate. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, investors’ perceptions of our business, results of operations and prospects may be materially and adversely affected and the market price of our ADSs could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

We have incurred a net loss in the past and we may continue to experience losses in the future.

We incurred a net loss of US$71.2 million in the fiscal year ended March 31, 2020, and for the fiscal year ended March 31, 2019 and 2020, our operating cash flow was negative. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve and maintain profitability will depend in large part on our ability to, among other things, increase our number of members and users, grow and diversify our third-party merchant base, maintain cooperation with other mainstream e-commerce platforms and service marketplaces, and optimize our cost structure. We may not be able to achieve any of the above. We intend to continue to invest for the foreseeable future in the improvement of our fulfillment infrastructure and technology platform to support an even more carefully curated selection of products and to offer additional value-added services. As a result of the foregoing, we believe that we may incur net losses in the future.

If we fail to anticipate user needs and provide products and services attractive to users, or fail to adapt our services or business model to changing user needs, emerging industry standards or rapid technological evolution, or fail to provide products of satisfactory quality to our users, our business may be materially and adversely affected.

The social e-commerce industry in which we operate, and user needs and preferences are constantly evolving. As a result, we must continuously respond to changes in the market and user demand and preferences to remain competitive, grow our business and maintain our market position. We launched our social e-commerce platform in May 2020, which offers a wide variety of high-quality products covering food and beverage, wine, cosmetic products, fashion and apparel, entertainment, housewares, home appliances and cost-saving promotions at petrol gas stations nationwide. We intend to further diversify our product and service offerings to contribute to our revenue sources in the future. New products and services, new types of users or new business models may involve risks and challenges we do not currently face. We may introduce new sales format on our platform to improve user engagement. Any new initiatives may require us to devote significant financial and management resources and may not perform as well as expected. Furthermore, we may have difficulty in anticipating user demand and preferences, and the products offered on our platform may not be accepted by the market or be rendered obsolete or uneconomical. Therefore, any inability to adapt to these changes may result in a failure to capture new members and other users or retain existing members and other users, the occurrence of which would materially and adversely affect our business, financial condition and results of operations. In addition, if we are unable to provide products to users of satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, our business could be negatively impacted. We may also be subject to claims if our users are not satisfied with the quality of the products or do not have satisfactory experiences in general.

In addition, we must continue to enhance and improve the responsiveness, functionality and features of our platform to remain competitive. The social e-commerce industry is characterized by rapid technological evolution, changes in user requirements and preferences, frequent introductions of new products, features and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop and adapt to new technologies useful in our business, and respond to technological advances and emerging industry standards and practices, in particular with respect to mobile internet, in a cost-effective and timely way. We cannot assure you that we will be successful in these efforts.

Any change, disruption or discontinuity in the features and functions of major social networks in China could limit our ability to continue growing our member and user base, and our business may be materially and adversely affected.

Our success depends on our ability to attract and retain new members and users and expand our member and user base. We leverage social networks in China as a tool for member and user acquisition and engagement. For example, we leverage social networks, such as WeChat, QQ and Weibo, to enable members to share product information and their experiences with products on our platform to their friends, family and other social contacts, who can purchase such products directly via the links shared by the members through social networks. A substantial portion of our member and user traffic comes from such member recommendation through social networks. To the extent that we are banned from using some or all functions of such social networks, or fail to leverage such social networks, our ability to attract or retain members and other users, and maintain an active community may be severely harmed. If WeChat, QQ or Weibo changes its functions or support, such as charging fees for functions or support that is currently provided for free, or stops offering its functions or support to us or discontinues its functions or support in general, we may not be able to locate alternative platforms of similar scale to provide similar functions or support in a timely manner, or at all. Furthermore, we may fail to establish or maintain relationships with additional social network operators to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our user base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

We are dependent on app stores to disseminate our mobile apps.

We currently offer our services mainly through our mobile platform. Our mobile apps are offered via smartphone and tablet apps stores operated by third parties, such as Apple’s App Store, which could suspend or terminate users’ access to our mobile apps, increase access costs or change the terms of access in a way that makes our apps less desirable or harder to access. As a result, our ability to expand our user base may be hindered if potential users experience difficulties in or are barred from accessing our mobile apps. Our mobile apps may be taken down from certain third-party app stores for a short period of time. We cannot assure you that we will not experience such incident of similar nature in the future. The occurrence of the similar incident may adversely affect our brand and reputation, business, financial condition and results of operations.

We may lose market share and users if we fail to compete effectively.

The social e-commerce industry in China is intensely competitive. We compete to attract, engage and retain members, users, orders, suppliers, third-party merchants and other participants on our platform. Our current or potential competitors include all major social e-commerce companies in China and other internet companies in China that engage in social e-commerce businesses.

Our current or potential competitors may have longer operating histories, greater brand recognition, better relationships with supplier and third-party merchants, larger customer bases, higher user activity and loyalty or greater financial, technical or marketing resources than we do. Our competitors may leverage their brand recognition, experience and resources to compete with us in a variety of ways, including making investments and acquisitions for the expansion of their product and service offerings. Some of our competitors may be able to secure more favorable terms from suppliers and third-party merchants, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their IT systems and technology than us. In particular, some of these competitors have substantially greater financial resources that may allow them to initiate and sustain aggressive price competition and we experience increased competition when our competitors offer discounts or clearance items for sale for various reasons. If we are unable to offer products on our platform at competitive prices, we may experience increased negative pressure on pricing for our products and loss of users. Some of our competitors may also utilize social networks to attract users, which may divert traffic or attention of our potential users. In addition, new and enhanced technologies may increase the competition in the e-commerce industry. Increased competition may reduce our profitability, market share, user base and brand recognition. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

If we fail to manage and expand our relationships with third-party merchants and other e-commerce platforms and service marketplaces, or otherwise fail to procure products on favorable terms, our business, growth and profitability prospects may suffer.

We operate a marketplace business whereby third-party merchants sell products on our platform. We also provide hyperlinks and refer users to other mainstream platforms that cooperate with us. Sales promotions, such as coupons, discounts or rebates, are available to purchase orders that are referred through our platform. Our third-party merchants include merchants of mainstream brands and emerging brands, and manufacturing partners we cooperate with. Maintaining strong relationships with these third-party merchants is important to the growth of our business. In particular, we depend significantly on our ability to attract third-party merchants to offer their products on commercially attractive terms on our platform. We typically enter into framework agreements with third-party merchants on an annual basis, and these framework agreements do not ensure the availability of products or the continuation of particular pricing practices or payment terms beyond the end of the contractual term. In addition, our agreements with third-party merchants typically do not restrict them from selling products to others or on other platforms. We cannot assure you that our current third-party merchants will continue to sell products to us or on our platform on commercially acceptable terms, or at all, after the term of the current agreement expires. Even if we maintain good relations with our third-party merchants, their ability to supply products to us or on our platform in sufficient quantity and at competitive prices may be adversely affected by economic conditions, labor actions, regulatory or legal decisions, natural disasters or other causes.

In the event any brand owner does not have authority from the relevant manufacturer to sell certain products to us or on our platform, such brand owner may cease selling such products to us or on our platform at any time. If our third-party merchants cease to provide us with favorable payment terms, our need for working capital may increase and our operations may be materially and adversely affected. We will also need to establish new third-party merchant relationships to ensure that we have access to a steady supply of products on favorable commercial terms. If we are unable to develop and maintain good relationships with third-party merchants that would allow us to obtain a sufficient amount and variety of authentic and quality products on acceptable commercial terms, it may inhibit our ability to offer sufficient products sought by our users, or to offer these products at competitive prices. Any adverse developments in our relationships with third-party merchants could materially and adversely affect our business and growth prospects. In addition, as part of our growth strategy, we plan to further expand our product offerings. If we fail to attract new suppliers and third-party merchants to sell their products to us or on our platform due to any reason, our business, growth and profitability prospects may be materially and adversely affected.

Our marketplace business is subject to risks associated with third-party merchants.

We do not have the control over the storage and delivery of products sold on our platform. Our third-party merchants use their own facilities to store their products and their own or third-party delivery systems to deliver their products directly to our members and users, which makes it difficult for us to ensure that our members and users get the same high quality service for all products sold on our platform. If any third-party merchant does not control the quality of the products that it sells on our platform, or if it does not deliver the products or delivers them late or delivers products that are materially different from its description of them, or if it sells counterfeit or unlicensed products on our platform, or if it sells certain products without licenses or permits as required by the relevant laws and regulations even though we have requested such licenses or permits in our standard form agreement with third-party merchants, the reputation of our marketplace business and our brand may be materially and adversely affected and we could face claims, and be held liable for any losses. In order for our marketplace business to be successful, we must continue to identify and attract third-party merchants, and we may not be successful in this regard.

Failure to deal effectively with any fictitious transactions or other fraudulent conduct that take place under our marketplace business would materially and adversely affect our business, financial condition and results of operations.

We may face risks with respect to fraudulent activities on our platform. Although we have implemented various measures to detect and reduce the occurrence of fraudulent activities, there can be no assurance that such measures will be effective in combating fraudulent transactions or improving overall satisfaction among third-party merchants and users. In addition to fraudulent transactions with legitimate customers, merchants may also engage in fictitious or “phantom” transactions with themselves or collaborators in order to artificially inflate their own ratings on our platform, reputation and search results rankings. This activity may harm other merchants by enabling the perpetrating merchant to be favored over legitimate merchants, and may harm our members and users by deceiving them into believing that a merchant is more reliable or trusted than the merchant actually is. This activity may also result in inflated transaction volume from our marketplace business. Moreover, illegal, fraudulent or collusive activities by our employees could also subject us to liability or negative publicity. Although we have internal controls and policies with regard to the review and approval of sales activities and other relevant matters, we cannot assure you that such controls and policies will prevent fraud or illegal activity by our employees. Negative publicity and user sentiment generated as a result of actual or alleged fraudulent or deceptive conduct on our platform or by our employees would severely diminish consumer confidence in us, reduce our ability to attract new or retain current third-party merchants and users, damage our reputation and diminish the value of our brand, and materially and adversely affect our business, financial condition and results of operations.

Any harm to our brand or reputation may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our brand, Xiaobai Maimai, among our members, users, third-party merchants and service providers have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our ability to:

●	provide a superior shopping experience to our members and users;

●	maintain the popularity, attractiveness, diversity, quality and authenticity of product offerings on our platform;

●	maintain the efficiency, reliability and quality of the fulfillment and delivery services to our buyers;

●	maintain or improve user satisfaction with our services;

●	increase brand awareness through marketing and brand promotion activities; and

●	preserve our reputation and goodwill in the event of any negative publicity on consumer experience or merchant service, internet and data security, product quality, price or authenticity, or other issues affecting us or other social e-commerce businesses in China.

Public perception that non-authentic, counterfeit or defective goods are sold on our platform or that we or third-party service providers do not provide satisfactory customer service, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and have a negative impact on our ability to attract new users or retain our current users. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our platform, products and services, it may be difficult to maintain and grow our member and user base, and our business and growth prospects may be materially and adversely affected.

Any disruption to our IT systems could materially affect our ability to maintain the satisfactory performance of our IT systems and deliver consistent services to our users and third-party merchants.

The proper functioning of our IT systems is essential to our business. The satisfactory performance, reliability and availability of our IT systems are critical to our success, our ability to attract and retain buyers and our ability to maintain and deliver consistent services to our buyers and merchants. However, our technology infrastructure may fail to keep pace with increased sales on our platform, in particular with respect to our new product and service offerings, and therefore our buyers may experience delays as we seek to source additional capacity, which would adversely affect our results of operations as well as our reputation.

Additionally, we must continue to upgrade and improve our technology infrastructure to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrades, and the failure to do so may impede our growth. We currently rely on cloud services and servers operated by external cloud service providers to store our data, to allow us to analyze a large amount of data simultaneously and to update our buyer database and buyer profiles quickly. Any interruption or delay in the functionality of these external cloud service and server providers may materially and adversely affect the operations of our business.

We may be unable to monitor and ensure high-quality maintenance and upgrade of our IT systems and infrastructure on a real-time basis, and buyers may experience service outages and delays in accessing and using our platform to place orders. In addition, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional demand on our platform at specific times. Our technology or infrastructure may not function properly at all times. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our platform or reduced order fulfillment performance could reduce the volume of products sold and the attractiveness of product offerings on our platform. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, mobile app slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill orders. Any of such occurrences could cause severe disruption to our daily operations. As a result, our reputation may be materially and adversely affected, our market share could decline and we could be subject to liability claims.

Failure to comply with the relatively new E-Commerce Law may have a material adverse impact on our business, financial conditions and results of operations.

As the e-commerce industry is still evolving in China, new laws and regulations may be adopted from time to time to address new issues that arise from time to time. For example, in August 2018, the Standing Committee of the National People’s Congress promulgated the E-Commerce Law, which became effective on January 1, 2019. The E-Commerce Law generally provides that e-commerce operators must obtain administrative licenses if business activities conducted by the e-commerce operators are subject to administrative licensing requirements under applicable laws and regulations. In addition, the E-Commerce Law imposes a number of obligations on e-commerce platform operators, including the obligations: (i) to verify and register platform merchants, (ii) to ensure platform cybersecurity, including, but not limited to, data privacy, (iii) to ensure fair dealing and the legitimate rights and interests of consumers on the platform, (iv) to publicize transaction information preservation and transaction rules, and (v) to protect intellectual properties. As the E-Commerce Law is relatively new, no detailed interpretation and implementation rules have been promulgated, and it remains uncertain how the E-Commerce Law will be interpreted and implemented. We cannot assure you that our current business operations satisfy the obligations provided under the E-Commerce Law in all respects. If the PRC governmental authorities determine that we are not in compliance with all the requirements proposed under the E-Commerce Law, we may be subject to fines and/or other sanctions.

The E-Commerce Law also imposes a requirement on operators of e-commerce platforms, such as us, to assist in tax collection with respect to income generated by sellers from transactions conducted on e-commerce platforms, including, among others, submitting to the tax authority information on the identities of sellers on e-commerce platforms and other information relating to tax payments. Failure to comply with the requirement may result in operators of e-commerce platforms being subject to fines and, in severe circumstances, suspension of business operations of e-commerce platforms. Substantial uncertainties exist regarding the interpretation and implementation of the E-Commerce Law. We encourage and incentivize members to promote the products on our platform. If the members were deemed to be selling our products on a consignment basis, the PRC tax authorities may require our members to make tax registration and request our assistance in these efforts, pursuant to the E-Commerce Law, and our members may be subject to more stringent tax compliance requirements. Due to the lack of detailed interpretation and implementation rules, we are in discussion, from time to time, with the relevant government authorities on how to comply with the requirements under the E-Commerce Law. The PRC government may adopt additional requirements from time to time, and we may be requested by tax authorities to provide further assistance in the enforcement of tax regulations, such as disclosure of transaction records and bank account information of the members, and withholding taxes for our members. If any of these were to occur, we may lose our existing members or fail to attract new members and the level of activity of members may reduce on our platform. We may also incur increased costs and expenses as a result. The tightened tax enforcement by PRC tax authorities in the e-commerce industry, such as imposition of reporting or withholding obligations on operators of e-commerce platforms with respect to taxes payable of merchants on e-commerce platforms, may have a material and adverse effect on our business, financial condition and results of operations.

ABOUT THIS OFFERING

We may from time to time, offer and sell any combination of the securities described in this prospectus up to a total dollar amount of US$50,000,000 in one or more offerings. We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with this registration statement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ADSs in any 12-month period so long as the aggregate market value of our outstanding ordinary shares held by non-affiliates remains below US$75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to enhance and expand our business operations in the social e-commerce industry; enhance our technological capabilities, including our technology infrastructure; promote our brand and platform; and fund working capital needs and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2021 Revision) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 consisting of 500,000,000 ordinary shares with par value of US$0.0001 each. As of the date of this prospectus, we have 52,458,550 ordinary shares outstanding.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

General All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our amended and restated memorandum and articles of association, our company may issue only non-negotiable shares and may not issue bearer shares.

Dividends The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may declare and pay a dividend only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, on a poll each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the paid up voting share capital.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution is required for important matters such as a change of name or any amendment to our memorandum and articles of association. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association.

General Meetings of Shareholders and Shareholder Proposals As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or the chairman of the board. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold in aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Shares Subject to the restrictions of our amended and restated memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is properly stamped, if required; (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (d) the share to be transferred is free of any lien in favor of us; (e) a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof; and (f) the instrument of transfer is in respect of only one class of shares.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required of NASDAQ, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board of directors may determine.

Liquidation On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders on a pro rata basis in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders.

We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Shares and Forfeiture of Shares Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares, or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a general meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, register of mortgages and charges, and copies of special resolutions passed by our shareholders). However, at the discretion of our board of directors, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.

Changes in Capital Our shareholders may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares

●	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Shares Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

●	designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Our amended and restated memorandum and articles of association contains a declaration that the liability of our members is so limited.

Register of Members Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, whether each class of shares held by a member carries voting rights under our articles of association, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our company’s register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to the custodian (or its nominee) as the custodian. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a take-over offer is made and accepted by holders of 90.0% of the shares affected (within four months after the offer), the offeror may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow common law principles (namely the rule in Foss v Harbottle and the expectations thereto) that a non-controlling shareholder may be permitted to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, could only be effected if duly authorized by a resolution with a qualified or special majority (i.e., more than a simple majority) that has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that our directors and officers shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provides that we may in each year to hold a general meeting as our annual general meeting, and to specify the meeting as such in the notice calling it.

Cumulative Voting Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands, our company may be dissolved, liquidated or wound up voluntarily by a special resolution, or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

Variation of Rights of Shares Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Inspection of Books and Records Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, register of mortgages and charges, and copies of special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in Our Memorandum and Articles of Association Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares underlying the ADSs may be materially and adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances for the three years preceding the date of this prospectus.

Ordinary Shares

In November 2017, we completed an IPO and issued 5,036,950 ADSs, each represented one ordinary share.

In June 2018 and May 2019, in connection with the grant of options to certain of our directors, employees under our Amended and Restated 2016 Equity Incentive Plan, we issued 2,500,000 and 2,000,000 ordinary shares, respectively, to our depositary, which are reserved for the future exercise of awards granted under our Amended and Restated 2016 Equity Incentive Plan.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American depositary shares

The name of the depositary is Citibank, N.A. The depositary’s office is located at 388 Greenwich Street, 23rd Floor, New York, New York 10013 USA. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

Each ADS represents the right to receive and to exercise the beneficial ownership interests in three ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of the ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us, or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholder rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the amendments thereto and the form of American Depositary Receipt. This summary does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 and its amendments, as filed on October 16, 2017 and August 10, 2020 (File No.333-220966). For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information” in our prospectus.

Holding the ADSs

How will you hold your ADSs?

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (common referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and the Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement system may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

As a holder of ADSs, you generally have the right to receive distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs, after deduction of the applicable fees, taxes, and expenses.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the ADS holders or to hold the foreign currency for the account of the ADS holders, in which case it will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Description of American Depositary Shares—Fees and Expenses” and “Description of American Depositary Shares—Payment of Taxes” in our prospectus. It will distribute only such amount as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed shall be held by the depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell any ordinary shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will, to the extent permissible by law, also represent the new ordinary shares. The depositary may sell all or a portion of the ordinary shares that it has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, will determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash, in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares, in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. You may not be given the opportunity to receive elective distributions on the same terms and conditions as the holders of our ordinary shares.

●	Rights to Subscribe for Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and practicable to do so, endeavor to sell the rights and distribute the net proceeds, in the same way as it does with cash. If the depositary is not able to distribute the rights or arrange for their sale, it will allow such rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. The depositary will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

You may not be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

The depositary bank is under no obligation to make available to you a method of exercising your rights to subscribe for Shares (rather than ADSs).

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what we distribute, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

●	Redemption. Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all of the ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian or its nominee. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit

When you make a deposit of the ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

●	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

●	You are duly authorized to deposit the ordinary shares.

●	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

●	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations

How do ADS holders cancel an American Depositary Share and Receive the Ordinary Shares(s) Underlying such ADS?

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate, subject to the terms and conditions of the deposit agreement, of the ADRs evidencing the ADSs so cancelled, our amended and restated memorandum and articles of association, and of any applicable laws and regulations of the DTC, and the terms and conditions of or governing the deposited securities. The depositary may make delivery of any cash distributions, dividends, or proceeds in respect of deposited securities represented by ADSs surrendered for cancellation and withdrawal, at its principal office. At your request, risk and expense, the depositary will deliver any deposited property (other than deposited securities) held by the Custodian in respect of such ADSs at its principal office, if practicable and not illegal.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except in the following instances:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

●	other circumstances specifically contemplated by Instruction I.A(1) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. Upon payment of applicable fees and expenses and if permitted by law, the depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital” in the prospectus.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from the holders of ADSs as follows:

●	In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

●	In the event of voting by poll, the depositary bank will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate or withholding or other tax benefit obtained for you and any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
●	Change the par value of our ordinary shares	●	The cash, shares or other securities received by the depositary will become deposited securities, to the extent permitted by law, and each ADS will automatically represent its equal share of the new deposited securities.

●	Reclassify, split up, subdivide or consolidate any of the deposited securities	●	The depositary may deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

●	Distribute securities on the ordinary shares that are not distributed to you	●	If any securities received by the depositary may not be lawfully distributed to some or all holders of ADSs, the depositary may sell such securities and distribute the net proceeds in the same way it does cash.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations) or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted that would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

●	Collect distributions on the deposited securities.

●	Sell rights and other property.

●	Deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. At any time after termination, the depositary may sell any remaining deposited securities by public or private sale.

After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, the City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. The depositary may close the transfer books with respect to the ADSs at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of us, subject to the depositary’s compliance with U.S. securities laws.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

●	We and the depositary are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith.

●	We and the depositary are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our amended and restated memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement.

●	We and the depositary are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement.

●	We and the depositary are not liable for the inability of any holder of ADSs to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement.

●	We and the depositary have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if in our or the depositary’s opinion such proceeding may involve us or the depositary in expense or liability, unless satisfactory indemnity against all expenses and liabilities is furnished as often as may be required.

●	We and the depositary may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

●	We and the depositary disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any other person believed in good faith to be competent to give such advice or information. We and the depositary disclaim any liability for any consequential or punitive damages (including lost profits) for any breach of the terms of the deposit agreement or otherwise.

●	The holders and the beneficial owners are responsible for the taxes payable or in connection with the ownership of ADSs, ordinary shares or deposited securities.

The depositary and any of its agents also disclaim any liability for any of the following:

●	A failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and without negligence in accordance with the deposit agreement.

●	The manner in which any vote is cast.

●	The effect of any vote.

●	A failure to accurately determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement.

●	A failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof.

●	Any investment risk associated with the acquisition of an interest in the deposited securities.

●	The validity or worth of the deposited securities.

●	The credit-worthiness of any third party.

●	Allowing any rights to lapse under the terms of the deposit agreement.

●	Any action or failure to act by, or any information provided or not provided by, DTC or any DTC participant.

The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary, provided that in connection with any issue out of which a potential liability arises the depositary performed its obligations without negligence or bad faith while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of the ordinary shares (including the ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ordinary shares. Warrants may be offered independently or together with ordinary shares offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant and/or warrant agreement, which may include a form of warrant certificate, as applicable, that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	the price at which the securities purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	the terms of any rights to redeem or call the warrants;

●	United States federal income tax consequences of holding or exercising the warrants, if material; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the form of warrant, warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase ordinary shares, holders of the warrants will not have any of the rights of holders of ordinary shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the ordinary shares purchasable upon exercise, if any.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold from time to time pursuant to one or more of the following methods:

●	through agents;

●	to or through underwriters;

●	to or through broker-dealers (acting as agent or principal);

●	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

●	directly to purchasers, through a specific bidding or auction process or otherwise; or

●	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

●	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

●	the terms of the offering;

●	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

●	any over-allotment option under which any underwriters may purchase additional securities from us; and

●	any public offering price.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include cross or block trades:

●	transactions on the NASDAQ Global Market or any other organized market where the securities may be traded;

●	in the over-the-counter market;

●	in negotiated transactions;

●	under delayed delivery contracts or other contractual commitments; or

●	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the shares of our securities.

If 5% or more of the net proceeds of any offering of our securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the year ended March 31, 2020, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Some of our directors and executive officers are nationals or residents of jurisdictions other than the United States and some of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, and Han Kun Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws of the United States will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP, has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

EXPENSES

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	US$	5,455
Legal Fees and Expenses	US$	40,000
Accounting Fees and Expenses	US$	215,000
Miscellaneous	US$	20,000
Total	US$	280,455

LEGAL MATTERS

We are being represented by DLA Piper UK LLP with respect to legal matters of United States federal securities and New York State law. The validity of the ordinary shares in this offering and legal matters as to Cayman Islands law will be passed on for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. DLA Piper UK LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of March 31, 2020, and for the year ended March 31, 2020, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended March 31, 2020, have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as expert in accounting and auditing.

The offices of Wei, Wei & Co., LLP are located at 133-10 39th Avenue, Flushing, New York, the United States of America.

The consolidated financial statements as of March 31, 2019, and for the year ended March 31, 2019, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended March 31, 2020, have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as expert in accounting and auditing.

The offices of Deloitte Touche Tohmatsu are located at the 35/F, One Pacific Place, 88 Queensway, Hong Kong.

The consolidated financial statements for the year ended March 31, 2018, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended March 31, 2020, have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as expert in accounting and auditing.

The NEW YORK OFFICE of Marcum Bernstein & Pinchuk LLP is located at Suite 830, 7 Penn Plaza, New York, New York, United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

37,100,000 American Depositary Shares

Representing 111,300,000 Ordinary Shares

AKSO HEALTH GROUP

Prospectus Supplement

March 5, 2024